Exhibit 10.1

May 6, 2022

Dear Alejandro:

I am very pleased to extend this offer for the position of Chief Financial Officer with Flexsteel Industries, Inc. reporting to me.

This offer of employment is conditioned upon the satisfactory completion of certain requirements, as more fully explained in the following letter.  The key components of our offer are described below.

BASE SALARY

As an exempt employee, your starting salary will be $290,000 per year.  In this position you will be paid semi-monthly with pay dates being on the 15th and last day of each month.

ANNUAL INCENTIVE

You will participate in the Flexsteel Cash Incentive Plan.  Annual cash awards under this Plan are based on the Company’s success in meeting specific annual goals as approved by the Compensation Committee of the Board.

Your participation in this Plan will be set at 50% of your base salary at Target Performance or “Funding” (i.e., $145,000 per year).  Maximum funding is 200% of Target, or $290,000 per year. Your participation be effective July 1, 2022 and be guaranteed at target for fiscal year 2023 (July 1, 2022 – June 30, 2023).

LONG-TERM INCENTIVE

You will be eligible to participate in Flexsteel’s annual long-term incentives (LTI) effective July 1, 2022.  Your participation level in the LTI will be 50% of base salary ($145,000) at target performance and will be granted as:

•

60% ($87,000) at target performance shares under Flexsteel’s Long-term Incentive Plan.  The LTIP uses overlapping 3-Year performance cycles, and awards are based on the Company’s success in meeting specific goals approved by the Compensation Committee of the Board for the performance period.  Maximum funding is 200% at target, or $174,000 per year.

•	40% ($58,000) of your annual LTI will be issued as Restricted Stock Units (RSUs) under Flexsteel’s Omnibus Stock Plan with a 3-year cliff vesting schedule.

BENEFITS

Flexsteel offers a comprehensive benefits package that includes, but is not limited to, health and welfare, retirement benefits.

•	Comprehensive Health and Welfare Benefits
o	Health Insurance: After a one month waiting period, this Company-sponsored plan provides medical, prescription, vision and dental coverage to office employees. There are two plan options:

The first one is an 80/20 plan with $750 single and $1,500 family deductibles. The employee premium cost per month is currently $150 single, $300 employee plus one, and $400 family.  The second plan is a HDHP with $1,400 single and $2,800 family deductibles. The employee cost per month is currently $90 single, $220 employee plus one, and $250 family, and both plans are subject to annual review.

•	Company Sponsored 401(k) Plan
o

Flexsteel’s 401K plan matches 100% of the first 5% of gross wages. Based on what you contribute, total potential employer contribution equals 5%. You will be 100% vested in all contributions made by yourself and by Flexsteel.

•	Short / Long Term Disability
•	Life Insurance = $150,000

In addition to your current benefit package, you will be eligible for:

•

Supplemental Health Insurance:  This is a supplemental policy for executives that will pay the deductible and out-of-pocket expenses not covered by the regular health insurance, subject to policy limitations and exclusions.

•	Tax Preparation & Filing: The Company will pay your annual income tax preparation and filing fees.
•

Furniture Purchase Program:  As an officer, you are eligible to obtain Flexsteel furniture for personal use at no cost with the requirement that if/when you remove the furniture from your home, you return all proceeds from sale to the Company.

RELOCATION

This offer of employment is contingent on the relocation of you and your family to the Dubuque, IA area within 90 days of your start date. You are eligible for the relocation benefits described herein to relocate. These benefits remain available to you for up to 180 days following your date of hire.  Flexsteel will either pay directly or reimburse you for the following:

•

Closing Cost: Reasonable and customary closing costs for a new home in the Dubuque area which typically includes loan cost, buyer closing costs, legal and other expenses associated with the acquisition of a new home. Mortgage interest points will not be paid and/or reimbursed. The total payment or reimbursement will not exceed five percent (5%) of the purchase price of the new home.

•

Relocation of Personal Belongings: Household goods will be packed, loaded, moved and unpacked via van line with full replacement insurance from your Texas home to your Dubuque, IA area home. Two bids must be submitted to us including one from Key City Moving and Storage in Dubuque IA, and we will select the moving company.

•	Storage: Storage cost to store your household belongings until they can be moved into your new home in the Dubuque, IA area.
•	House Hunting: House hunting trip expenses (mileage, hotel, meals) for you and your wife to conduct up to two trips lasting 2-3 days each.

We understand that every relocation is unique and are committed to working with you to ensure a timely and smooth transition. Additional benefits such as temporary living, dual rent/mortgage assistance, etc. may be made available to you upon my approval. If you leave the company, for any reason, within 2 years of your original start date, all relocations benefits/expenses (prorated for length of service within the 2 years) will be immediately repayable to Flexsteel.

SEVERANCE

You will be eligible to participate in the Flexsteel Industries, Inc. Severance Plan for Management Employees.  Per this plan, upon a qualifying termination from the company, as defined within the plan, you will be eligible for:

•	Salary continuation for 12 months after separation
•	A lump sum equal to the value of your annual cash incentive at target performance
•	A lump sum equal to 12 months COBRA health coverage premium

As an employee, you will be subject to all applicable employment and other policies of Flexsteel Industries, Inc, as outlined in the company handbook and elsewhere; and agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of Flexsteel’s interest during your employment.

Your employment will be at-will, meaning that you or Flexsteel Industries, Inc. may modify compensation and benefits, and may terminate the employment relationship at any time, with or without cause, and with or without notice.  Upon your termination of employment, whether by your resignation or termination by the company for any reason, you cease to be eligible for any and all of the company’s benefits plans except as expressly provided otherwise in the plan documents.

This offer is contingent upon the following:

(a)	Successful completion of a pre-employment drug screen
(b)	Satisfactory completion of a background & credit check
(c)

Verification of your right to work in the United States, as demonstrated by your completion of the I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9) for verifying your identity and work authorization within three days of starting employment.

(d)	Successful completion of the Confidentiality and Non-Competition Agreement

By accepting this offer, you confirm that you are able to accept this job and carry out the work that it will involve without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employers.  You also confirm that you will inform Flexsteel about any such restrictions and provide as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities.

We are eager to have you join our team upon acceptance of this letter. To confirm your acceptance of this offer, please sign and return this letter to me by Monday, May 9th.

Sincerely,

/s/ Jerry Dittmer

President & CEO

Accepted by:

___________________________________Date: ___May 9, 2022_______________

/s/ Alejandro Huerta